EXHIBIT 99.1

For Immediate Release: July 27, 2010

Occidental Petroleum Announces Second Quarter and First Six Months of 2010 Results

•	Q2 2010 net income $1.1 billion ($1.31 per diluted share)
•	Q2 2010 daily oil and gas sales average of 747,000 BOE
•	Quarterly year-over-year production volume growth of over 3 ½ percent

LOS ANGELES, July 27, 2010 -- Occidental Petroleum Corporation (NYSE:OXY) announced net income of $1.1 billion ($1.31 per diluted share) for the second quarter of 2010, compared with $682 million ($0.84 per diluted share) for the second quarter of 2009.
In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, "The second quarter 2010 net income of $1.1 billion was a 56-percent increase over the same period of 2009. The second quarter 2010 production was 743,000 BOE per day, a 3.6-percent increase from the second quarter of 2009 despite losing 29,000 BOE per day from the effect of production sharing and similar contracts. We continue to generate significant cash flow with the first six months of 2010 results generating cash flow from operating activities of $4.3 billion. Free cash flow after capital spending and dividends was over $2 billion."

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings were $1.9 billion for the second quarter of 2010, compared with $1.1 billion for the same period in 2009. The increase in the second quarter of 2010 results was due to higher crude oil and natural gas prices and higher volumes.
For the second quarter of 2010, daily oil and gas sales volumes averaged 747,000 barrels of oil equivalent (BOE), compared with 719,000 BOE in the second quarter of 2009. Volumes increased in the Middle East/North Africa and California and were partially offset by decreases in Colombia. The Middle East/North Africa increase included new production from the Bahrain start-up and increased production from the Mukhaizna field in Oman. Underlying daily production volumes were 743,000 BOE in the second quarter of 2010 compared to 717,000 BOE in the second quarter of 2009, an increase of over three and one-half percent. Production was negatively impacted in the Middle East/North Africa, Long Beach and Colombia due to higher oil prices affecting our production sharing and similar contracts by a total of 29,000 BOE per day.
Oxy's realized price for worldwide crude oil was $72.13 per barrel for the second quarter of 2010, compared with $52.97 per barrel for the second quarter of 2009. Domestic realized gas prices rose from $2.87 per MCF in the second quarter of 2009 to $4.19 per MCF for the second quarter of 2010.

Chemicals

Chemical segment earnings for the second quarter 2010 were $108 million, compared with $115 million for the same period in 2009. The second quarter of 2010 results continue to reflect the significant caustic soda price erosion and higher raw material prices experienced in the second half of 2009 offset by improved volumes across most product lines.

Midstream, Marketing and Other

Midstream segment earnings were $13 million for the second quarter of 2010, compared with $63 million for the second quarter of 2009. Earnings for the second quarter of 2010 reflect lower margins in the marketing and trading businesses, partially offset by higher margins in the gas processing business and pipelines businesses.

SIX-MONTH RESULTS

Net income for the first six months of 2010 was $2.1 billion ($2.61 per diluted share), compared with $1.1 billion ($1.29 per diluted share) for the same period in 2009. Year-to-date 2010 core results were $2.1 billion ($2.63 per diluted share), compared with $1.1 billion ($1.34 per diluted share).

Oil and Gas

Oil and gas segment earnings were $3.7 billion for the six months of 2010, compared with $1.6 billion for the same period of 2009. The $2.1 billion increase in the 2010 results reflected higher crude oil and natural gas prices and higher volumes.
Daily oil and gas sales volumes for the six months were 737,000 BOE per day for 2010, compared with 716,000 BOE per day for the 2009 period. Volumes increased in the Middle East/North Africa, resulting from the new production in Bahrain and higher production in the Mukhaizna field in Oman, and domestically in California. Volumes declined in Latin America, mainly in Colombia. Underlying daily production volumes were 743,000 BOE in the first six months of 2010, compared with 713,000 BOE for 2009, an increase of over four percent. Production was negatively impacted in the Middle East/North Africa, Long Beach and Colombia resulting from higher year-over-year average oil prices affecting our production sharing and similar contracts by 28,000 BOE per day.

Oxy's realized price for worldwide crude oil was $72.01 per barrel for the six months of 2010, compared with $46.05 per barrel for the six months of 2009. Domestic realized gas prices increased from $3.20 per MCF in the six months of 2009 to $4.90 per MCF in the six months of 2010.

Chemicals

Chemical segment earnings were $138 million for the six months of 2010, compared with $284 million for the same period in 2009.  The 2010 six-month results reflect the significant margin erosion in caustic soda, which began in 2009 due to the economic downturn, particularly in the housing and construction sectors, combined with higher raw material costs primarily for ethylene.  Volumes and prices across most product lines are gradually recovering, resulting in the improvement in earnings from first quarter $30 million to second quarter of $108 million.

Midstream, Marketing and Other

Midstream segment earnings were $107 million for the six months of 2010, compared with $77 million for the same period in 2009.  The 2010 results reflect higher margins in the gas processing business and increased earnings in the pipeline and power generation businesses, partially offset by lower marketing and trading income.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions.  Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization.  Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls.  Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.
Forward-Looking Statements
Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause actual results to differ materially include, but are not limited to: global commodity price fluctuations and supply/demand considerations for oil, gas and chemicals; not successfully completing (or any material delay in) any expansions, field development, capital projects, acquisitions, or dispositions; higher-than-expected costs; political risk; operational interruptions; changes in tax rates; exploration risks, such as drilling of unsuccessful wells; and commodity trading risks.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosures in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

-0-

Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

			Attachment 1

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Second Quarter		Six Months
($ millions, except per-share amounts)	2010	2009	2010	2009
SEGMENT NET SALES
Oil and Gas	$3,676	$2,726	$7,322	$4,863
Chemical	1,013	811	1,969	1,603
Midstream, Marketing and Other	236	250	605	478
Eliminations	(164)	(100)	(364)	(184)

Net Sales	$4,761	$3,687	$9,532	$6,760

SEGMENT EARNINGS
Oil and Gas (a)	$1,853	$1,083	$3,672	$1,628
Chemical	108	115	138	284
Midstream, Marketing and Other	13	63	107	77
	1,974	1,261	3,917	1,989

Unallocated Corporate Items
Interest expense, net	(22)	(23)	(58)	(43)
Income taxes	(800)	(455)	(1,529)	(696)
Other (b)	(83)	(99)	(190)	(195)

Income from Continuing Operations (a)	1,069	684	2,140	1,055
Discontinued operations, net	(6)	(2)	(13)	(5)

NET INCOME (a)	$1,063	$682	$2,127	$1,050

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.31	$0.84	$2.63	$1.30
Discontinued operations, net	-	-	(0.02)	(0.01)
	$1.31	$0.84	$2.61	$1.29

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.31	$0.84	$2.63	$1.30
Discontinued operations, net	-	-	(0.02)	(0.01)
	$1.31	$0.84	$2.61	$1.29
AVERAGE BASIC COMMON SHARES OUTSTANDING
BASIC	812.6	811.0	812.3	810.8
DILUTED	813.8	814.0	813.7	813.7

(a) Net Income - Net income and income from continuing operations represent amounts attributable to Common Stock, after deducting non-controlling interest of $12 million for the second quarter of 2010 and 2009 and $36 million and $21 million for the first six months of 2010 and 2009, respectively.  Oil and gas segment earnings are presented net of these non-controlling interest amounts.

(b) Unallocated Corporate Items - Other - The second quarter of 2009 includes a pre-tax charge of $8 million related to severance.  The first six months of 2009 includes additional pre-tax charges of $32 million for severance and  $15 million for railcar leases.

			Attachment 2

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Second Quarter		Six Months
($ millions)	2010	2009	2010	2009
CAPITAL EXPENDITURES	$868	$831	$1,716	$1,902

DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$876	$742	$1,750	$1,528

ITEMS AFFECTING COMPARABILITY OF CORE EARNINGS BETWEEN PERIODS

Income / (Expense)	Second Quarter		Six Months
($ millions)	2010	2009	2010	2009

Foreign exchange gains and (losses) *	$4	$(6)	$(1)	$31

* Amounts shown after tax.

			Attachment 3

SUMMARY OF OPERATING STATISTICS - SALES

	Second Quarter		Six Months
	2010	2009	2010	2009
NET OIL, GAS AND LIQUIDS SALES PER DAY
United States
Crude Oil and Liquids (MBBL)
California	92	90	93	93
Permian	159	163	159	165
Midcontinent Gas	18	14	17	13
Total	269	267	269	271

Natural Gas (MMCF)
California	293	232	294	224
Permian	129	124	127	124
Midcontinent Gas	259	265	257	273
Total	681	621	678	621

Latin America
Crude Oil (MBBL)
Argentina	37	37	37	41
Colombia	27	42	30	41
Total	64	79	67	82

Natural Gas (MMCF)
Argentina	32	30	32	32
Bolivia	15	19	13	17
Total	47	49	45	49

Middle East / North Africa
Crude Oil and Liquids (MBBL)
Bahrain	3	-	3	-
Dolphin	23	29	23	26
Libya	25	14	14	10
Oman	58	49	57	48
Qatar	78	82	76	79
Yemen	32	32	33	37
Total	219	206	206	200

Natural Gas (MMCF)
Bahrain	161	-	163	-
Dolphin	235	282	232	257
Oman	48	50	50	52
Total	444	332	445	309

Barrels of Oil Equivalent (MBOE)

Total Sales - MBOE	747	719	737	716

			Attachment 4

SUMMARY OF OPERATING STATISTICS - PRODUCTION

	Second Quarter		Six Months
	2010	2009	2010	2009
NET OIL, GAS AND LIQUIDS PRODUCTION
PER DAY
United States
Crude Oil and Liquids (MBBL)	269	267	269	271
Natural Gas (MMCF)	681	621	678	621

Latin America
Crude Oil (MBBL)
Argentina	37	38	37	38
Colombia	32	41	33	41
Total	69	79	70	79

Natural Gas (MMCF)	47	49	45	49

Middle East / North Africa
Crude Oil and Liquids (MBBL)
Bahrain	3	-	3	-
Dolphin	23	29	24	26
Libya	15	13	15	11
Oman	60	49	58	47
Qatar	78	78	76	79
Yemen	31	35	33	37
Total	210	204	209	200

Natural Gas (MMCF)	444	332	445	309

Barrels of Oil Equivalent (MBOE)

Total Worldwide Production - MBOE	743	717	743	713

			Attachment 5

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core results," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

	Second Quarter
($ millions, except per-share amounts)	2010	Diluted EPS	2009	Diluted EPS
TOTAL REPORTED EARNINGS	$1,063	$1.31	$682	$0.84

Oil and Gas
Segment Earnings	$1,853		$1,083
Add:
No significant items affecting earnings	-		-

Segment Core Results	1,853		1,083

Chemicals
Segment Earnings	108		115
Add:
No significant items affecting earnings	-		-

Segment Core Results	108		115

Midstream, Marketing and Other
Segment Earnings	13		63
Add:
No significant items affecting earnings	-		-

Segment Core Results	13		63

Total Segment Core Results	1,974		1,261

Corporate
Corporate Results --
Non Segment *	(911)		(579)
Add:
Severance accrual	-		8
Tax effect of pre-tax adjustments	-		(3)
Discontinued operations, net **	6		2

Corporate Core Results - Non Segment	(905)		(572)

TOTAL CORE RESULTS	$1,069	$1.31	$689	$0.85

* Interest expense, income taxes, G&A expense and other.
** Amounts shown after tax.

				Attachment 6

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Six Months
($ millions, except per-share amounts)	2010	Diluted EPS	2009	Diluted EPS
TOTAL REPORTED EARNINGS	$2,127	$2.61	$1,050	$1.29

Oil and Gas
Segment Earnings	$3,672		$1,628
Add:
Rig Terminations	-		8

Segment Core Results	3,672		1,636

Chemicals
Segment Earnings	138		284
Add:
No significant items affecting earnings	-		-

Segment Core Results	138		284

Midstream, Marketing and Other
Segment Earnings	107		77
Add:
No significant items affecting earnings	-		-

Segment Core Results	107		77

Total Segment Core Results	3,917		1,997

Corporate
Corporate Results --
Non Segment *	(1,790)		(939)
Add:
Severance accruals	-		40
Railcar leases	-		15
Tax effect of pre-tax adjustments	-		(22)
Discontinued operations, net **	13		5

Corporate Core Results - Non Segment	(1,777)		(901)

TOTAL CORE RESULTS	$2,140	$2.63	$1,096	$1.34

* Interest expense, income taxes, G&A expense and other.
** Amounts shown after tax.